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                                                                   EXHIBIT 10.30

                                LICENSE AGREEMENT

            This License Agreement (the "Agreement") is entered into as of this day of 19 , by and between SuperShuttle Franchise Corporation, a Delaware
corporation ("Licensor") and       , a       ("Licensee").

                                    RECITALS

            A. Licensor is a subsidiary of SuperShuttle International, Inc. ("SuperShuttle"). Licensor's affiliates and licensees operate demand responsive shared ride shuttle services to and from airports in a number of different cities in different locations in the United States.

            B. SuperShuttle has granted to Licensor the rights to license certain trade names, trademarks (the "Proprietary Marks") and indicia (the "Indicia") employed by SuperShuttle in the operation of its business. Over a period of time, SuperShuttle has advertised, promoted and publicized the Proprietary Marks and Indicia, all of which have become favorably known to the public, and SuperShuttle has acquired valuable goodwill therein. The public has come to associate the Proprietary Marks and Indicia with SuperShuttle and the services offered, sold and rendered by SuperShuttle.

            C. Licensor is willing, for valuable consideration, to grant an exclusive license to use the Proprietary Marks and Indicia, including the goodwill associated therewith, to Licensee in Licensee's Market (as hereinafter defined).

            D. As a result of the expenditure of time, effort, skill and money, SuperShuttle has developed and owns a unique system of transportation services which SuperShuttle continues to develop and refine, including without limitation, a demand responsive and/or scheduled airport shuttle system serving under appropriate governmental authority, providing transportation to passengers traveling to and from specific metropolitan airports and destinations within the general markets surrounding those airports, as well as other transportation services which may be developed in the future under the Proprietary Marks and Indicia from time to time (the "Transportation System"). The Transportation System includes demand responsive shared ride shuttle services, but not executive sedan services or ordinary taxi services that are not operated as shuttle services.

            E. As a part of the Transportation System, Licensor has developed a proprietary central reservations system through which all reservation calls must be received. Licensor has also developed an optional proprietary


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cashiering system and is in the process of developing an optional proprietary dispatch system. These systems utilize proprietary computer software which the Licensor uses and licenses for use in connection with the Transportation System (the "Software").

            F. Prior to entering into this Agreement, Licensee investigated the value of the Proprietary Marks and Indicia, and based on such investigation desires to obtain a license to use the Proprietary Marks and Indicia from Licensor and the Transportation System in Licensee's Market. In particular, Licensee either has obtained the requisite permits from federal, state and local governmental authorities to operate the Transportation System in Licensee's Market or has investigated the procedure for doing so. Licensee is fully familiar with and understands such governmental authorities' rules and regulations governing the operation of the Transportation System.

            NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:


                       ARTICLE 1. LICENSE AND INITIAL FEE

      Section 1. 1 Grant of License. Subject to the terms and conditions contained in this Agreement, Licensor grants to Licensee, and Licensee accepts from Licensor, the exclusive right and license to use Licensor's Proprietary Marks and Indicia in connection with the Transportation System in Licensee's Market (as hereinafter defined) subject to and in accordance with the terms set forth herein. Licensee's right to use the Proprietary Marks and Indicia licensed by this Agreement shall be limited to use in connection with the Transportation System as authorized by the appropriate governmental agency or agencies having jurisdiction in Licensee's Market over the business conducted under the Transportation System. The currently existing Proprietary Marks and Indicia licensed by this Agreement are graphically depicted or otherwise more fully described in Exhibit "A" attached to this Agreement and incorporated herein by this reference.

      Section 1.2 Commencement of Operations. Licensee acknowledges the importance to Licensor, its other licensees and the System, of the prompt and timely commencement of operations of the Transportation System in Licensee's Market using the Proprietary Marks and Indicia. Therefore, Licensee agrees that it shall commence full operations to the entire area in Licensee's Market no later then one hundred twenty (120) days following the execution of this Agreement. Licensee further agrees and acknowledges that in order to commence operations, Licensee must obtain all requisite permits and other operating authority required by federal, state and local government authorities and from the airport(s) at which it will conduct operations. Licensee represents and warrants to Licensor that it has


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such operating authority or, has made a full investigation of the procedure for doing so and has determined that it will be able to obtain such authority so that it may begin to conduct full operations within such one hundred twenty
(120) day period. Licensor is granting this license in reliance on Licensee's representations, warranties and covenants, and Licensee's failure to commence operations as required by this Section shall be a material breach of this Agreement, which will result in automatic and immediate termination without any action required by Licensor. Following such automatic termination, Licensee shall immediately cease operating the Transportation System and Licensor may immediately begin to conduct operations in Licensee's Market or grant the right to do so to a third party.

      Section 1.3 Term. It is intended by the parties hereto that the term of the license granted by this Agreement shall be ten (10) years, unless otherwise extended pursuant to Article 9 of this Agreement or terminated pursuant to
Article 8 of this Agreement.

      Section 1.4 Licensee's Market. Except as provided below, Licensee will have the exclusive right to operate the Transportation System at the airport described in Exhibit "B" which is incorporated by this reference as though set forth in full herein. Licensee shall transport customers to and from the airport and locations in a specific geographic area surrounding the airport and described in Exhibit "B." This geographic area and the airport described above are referred to in this Agreement as "Licensee's Market". Subject to having obtained all necessary permits and operating authority, Licensee shall also transport customers to and from the airport that is part of Licensee's Market from locations and to destinations even if outside of Licensee's Market; provided, however, that Licensee shall not transport customers to an airport outside of Licensee's Market if Licensor, one of its affiliates or one of its other licensees is operating at that airport. Licensee agrees and acknowledges that Licensor and its affiliates and other licensees may be conducting operations under the Proprietary Marks and Indicia and may be transporting customers into Licensee's Market from other airports and transporting customers from Licensee's Market to such other airports. In addition, Licensee shall also have the right to conduct occasional charter operations originating in Licensee's Market. Charter operations are incidental scheduled transportation between locations other than airports. Licensee agrees and acknowledges that Licensor, its affiliates and other licensees also occasionally conduct charter operations originating outside of Licensee's Market, which may have destinations in Licensee's Market.

      Section 1.5 Reservation of Rights. Licensor specifically reserves all rights not granted to Licensee hereunder. In particular, and without limiting the generality of the foregoing, Licensor reserves the right to operate and license others the right to operate executive sedan services, both within and outside of Licensee's Market.


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      Section 1.6 Initial License Fee. In addition to the fees required by
Article 5, Licensee shall simultaneously with the execution of this Agreement pay to Licensor ___ Dollars ($___) as an initial license fee for use of the Proprietary Marks and Indicia. Such fee shall be deemed fully earned by Licensor upon execution of this Agreement by both parties and shall not be refunded, in whole or in part, upon any termination of this Agreement, at any time, including without limitation, termination for failure to commence operations within one hundred twenty (120) days after execution of this Agreement, or under any other circumstances.

                    ARTICLE 2. PROPRIETARY MARKS AND INDICIA

      Section 2.1 Validity and Use of Proprietary Marks. Licensee hereby acknowledges that the Proprietary Marks are valid service marks and trademarks solely owned by SuperShuttle and that only SuperShuttle and its designated licensees or franchisees shall have the right to use the Proprietary Marks. Licensee will use such Proprietary Marks only so long as the license granted by this Agreement remains in force, and only in connection with the conduct of the Transportation System to be operated by Licensee in the manner and for the purposes specified in this Agreement. Licensee agrees that upon expiration or termination of this Agreement for any cause whatsoever, its rights to use the same shall terminate. Licensee will not, either during or after the term of this Agreement, do anything, either directly or indirectly, or aid or assist any other party to do anything, either directly or indirectly, which would infringe upon, harm, or contest the rights of SuperShuttle or Licensor in any of the Proprietary Marks or in any other mark or name which incorporates the name "SuperShuttle," or during or after the term of this Agreement, utilize any of the Proprietary Marks or any ,marks confusingly similar thereto or aid anyone else in so doing.

      Section 2.2 Validity and Use of Indicia. Licensee acknowledges that the Indicia are the exclusive property of SuperShuttle. Licensee shall not, either during or after the term of this Agreement, utilize any of the Indicia except in accordance with the terms of this Agreement, or utilize any indicia confusingly similar to the Indicia.

      Section 2.3 Future Marks or Indicia. Licensee agrees that any further rights that may develop in any of the Proprietary Marks and Indicia in the future, including, without limitation, trade names, trademarks, service marks or copyrighted materials, shall inure and accrue to the benefit of SuperShuttle and Licensor.

      Section 2.4 Use of Licensor's Business Name.

            (a) Licensee will operate, advertise and promote its Transportation System in Licensee's Market under the designation "SuperShuttle" (without any


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addition of any prefix, suffix or any other name or names) or under any other name and in the manner Licensor may from time to time designate in the Operations Manual or otherwise and under no other name or manner whatsoever. These restrictions will apply to all uses of the Proprietary Marks and Indicia by Licensee, including without limitation, business cards, stationery, yellow and white page telephone directory advertisements and otherwise. Licensee shall not use the name "SuperShuttle" or any other of the Proprietary Marks in or as part of the name of Licensee's corporation, partnership or other business entity. Licensee will not license, register or purchase vans, Specialized Equipment (as hereinafter defined), dispatch, communication and other equipment, fixtures, products or supplies or incur any obligation or indebtedness pertaining to the operation of its Transportation System except in its corporate, partnership or other business name.

            (b) Any application for registration by Licensee to use the Proprietary Marks or Indicia which may be required by the laws, statutes, regulations or rules of any governing or governmental unit or body will specify that Licensee's use of the Proprietary Marks or Indicia is limited to Licensee's Market and is subject to this Agreement, and that upon expiration or termination of this Agreement, Licensee's use of the Proprietary Marks and Indicia will likewise terminate and by virtue of said registration, no property right or privilege to use the Proprietary Marks and Indicia is created which will extend beyond expiration or termination of this Agreement.

      Section 2.5 Confidentiality of Licensor System: Restrictive Covenants. Licensee hereby acknowledges that all proprietary rights in and to the methods of operations employed by SuperShuttle and Licensor and all material and information relating to such proprietary rights now or hereafter revealed to Licensee under this Agreement are solely owned by SuperShuttle. Licensee further acknowledges (a) that the methods of operations and all material and information relating thereto which are not generally known in the trade including, without limitation, the Software and its operation, constitute trade secrets and confidential and proprietary information of SuperShuttle which derive independent economic value, actual or potential, from not being generally known in the trade, (b) that they are revealed to Licensee in confidence, solely to protect the value of the Proprietary Marks and Indicia by assuring the quality control of Licensee's operations, and (c) that SuperShuttle and Licensor have taken efforts reasonable under the circumstances, of which this Section 2.5 is an example, to maintain their secrecy. Such trade secrets may include, but are not limited to, training, operating and policy manuals, sales promotion aids, maintenance schedules, accounting, inventory and cashiering procedures and systems and reservations and dispatch procedures and systems, and the software therefor, marketing reports and informational bulletins actually provided to Licensee. Both during and after the term of this Agreement, Licensee, its officers, directors, stockholders, employees, agents and other representatives shall not (i) reveal any of such trade secrets or confidential or proprietary information to any other person or entity, nor (ii) use


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any of such trade secrets and confidential and proprietary information in connection with any business or venture in which it has a direct or indirect interest, whether as a proprietor, partner, joint venturer, stockholder, officer, director, or in any other capacity whatsoever, other than in connection with the operation of the license granted hereunder, nor (iii) do any acts prejudicial or injurious to the goodwill of Licensor or SuperShuttle. Licensee shall cause its officers, directors, stockholders, employees, agents and representatives who will have contact with such trade secrets and proprietary information to execute Licensor's prescribed form of non-disclosure and non-competition agreement. Licensee further acknowledges that the Licensor could not protect its proprietary information and trade secrets against unauthorized use or disclosure if Licensee held interests in any competitive business, as described below. Licensee also acknowledges that Licensor is granting the rights to Licensee set forth in this Agreement in part in consideration of, and in reliance upon, Licensee's agreement to deal exclusively with Licensor. Therefore, during the term of this Agreement, neither Licensee, nor any officer, director, executive, shareholder or partner (if Licensee is a corporation or partnership), individually or in conjunction with any person or entity, is permitted to have any interest as an owner, investor, shareholder, partner, tender, director, officer, manager, employee, consultant, guarantor, representative, or agent or in any other manner whatsoever, directly or indirectly, carry on or be engaged in, financially or otherwise, or advise in the establishment of any business similar to the Transportation System. This restriction does not apply to ownership of securities listed on a stock exchange or traded on the over-the-counter market that represent one percent (1%) or less of the number of shares of the class of securities issued and outstanding, to the ownership of other Transportation Systems pursuant to license agreements with Licensor or to the operation of ordinary taxi services that are not operated as shuttle services. Licensee further agrees that it shall not divert SuperShuttle business to any other business entity without the express written consent of Licensor.

      Section 2.6 Right to Goodwill. Licensee acknowledges that valuable goodwill is attached to the Proprietary Marks and the Indicia, and agrees that it will use the same only in the manner and to the extent specifically licensed by this Agreement. Licensee further acknowledges that all goodwill which may arise from Licensee's use of the Proprietary Marks and the Indicia is and will at all times remain the property of Licensor and SuperShuttle and will inure to their sole benefit.

      Section 2.7 Unauthorized Use.

            (a) Licensee will promptly report to Licensor any unauthorized use of the Proprietary Marks or Indicia that comes to its attention in any manner whatsoever. If requested by Licensor, Licensee will cooperate with Licensor in prosecuting unauthorized use of the Proprietary Marks and Indicia, or any


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confusingly similar mark or indicia, but at the sole expense of Licensor.
Licensor will have sole discretion to take any action it deems appropriate in connection with prosecuting any unauthorized use of the Proprietary Marks or Indicia in Licensee's Market.

            (b) Licensor will defend Licensee, at Licensor's cost and expense, against any claim by a third party alleging infringement of third party's trademark, copyright or any other claim arising out of Licensee's authorized use of the Proprietary Marks and/or Indicia. Licensee will promptly notify Licensor of any such claim or action brought against it and cooperate with Licensor in its defense of such claim. Licensor's decision as to any settlement or other disposition thereof will be final, provided, however, that Licensor may not agree to any settlement or accept any arbitrator's decision which precludes Licensee from using the Proprietary Marks and Indicia in Licensee's Market without the consent of Licensee, which shall not be unreasonably withheld,

            (c) Licensee understands and agrees that its license of the Proprietary Marks and Indicia is exclusive only as to Licensee's Market (subject to the terms and conditions set forth in this Agreement) and may be exercised only in accordance with the terms and conditions of this Agreement, and that Licensor, in its sole discretion, has the right to operate businesses outside Licensee's Market under the Proprietary Marks and Indicia, and to grant other licenses in, to and under the Proprietary Marks and Indicia on any terms and conditions Licensor deems fit, either directly or indirectly through corporations, partnerships, joint ventures, franchises or other entities in which it has an interest, whether or not such interest represents a controlling interest therein.

            (d) Licensee shall not use the Proprietary Marks, Indicia or any portion of the Transportation System, including, without limitation, van colors and decals, training, operating and policy manuals, sales promotion aids, maintenance schedules, accounting, inventory and cashiering procedures and systems and the software therefor, marketing reports and informational bulletins provided to Licensee, in any manner not authorized by Licensor. In particular, Licensee shall not use the Proprietary Marks or Indicia on any vehicle that is not a part of the Transportation System Licensee operates pursuant to this Agreement.

      Section 2.8 Collateral Sales Material. Licensee will obtain the prior written approval of Licensor (which may be withheld in Licensor's sole discretion) of any collateral sales material directly related to Licensee's operation of its Transportation System, including, but not limited to, rate cards and any graphics used on such collateral sales material.

      Section 2.9 Unrelated Advertising on Vehicles. Except with the Licensor's prior written consent (which may be withheld in its sole discretion), Licensee may


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not advertise services or products or display or affix signs or decals to the exterior or interior of vehicles in its fleet other than those required by Licensor.

      Section 2.10 Referrals.

            (a) Licensee acknowledges the importance of maintaining a fleet of vans adequate to meet the demand of customers in Licensee's Market for the Transportation System and Licensee's obligation to increase its van fleet from time to time to accommodate growth in demand for such services. Therefore, except on an emergency basis (as determined by Licensor), Licensee shall not refer or otherwise divert potential customers to any other transportation provider, including any other business which Licensee operates. The circumstances which constitute an "emergency" qualifying for an exception to this prohibition shall be provided to Licensee from time to time in the Operations Manual (as defined below) and other written bulletins and notices, Licensee further agrees and acknowledges that more frequent referrals may indicate a growth in demand for services in Licensee's Market which requires Licensee to increase its fleet of vans. Licensee shall immediately report to Licensor referrals made upon such forms as Licensor shall require. If Licensor determines, in its sole discretion, that the frequency of such referrals indicates a need for Licensee to increase its fleet of vans, Licensor shall notify Licensee and Licensee shall be required promptly to increase its fleet of vans accordingly.

            (b) Licensee may operate transportation referral services such as hotel transportation desks provided that: (i) the Proprietary Marks and Indicia are used only incidentally in the operation of the service to advertise the availability of Licensee's Transportation System; (ii) at least ninety-nine and one-half percent (99.5%) of the referrals are made to the SuperShuttle Transportation System; (iii) Licensee is not permitted to refer customers to other ground transportation services unless Licensor consents in writing to those specific services; and (iv) Licensee's van fleet shall be and remain adequate, in Licensor's sole determination, to meet the current and anticipated demand for transportation services in Licensee's Market.

                  ARTICLE 3. LICENSOR'S CONTINUING OBLIGATIONS

      Section 3.1 Services to be Rendered. In partial consideration for the Royalty Fee in Article 5 and to assure the quality of Licensee's services, Licensor's obligations throughout the term of this Agreement shall include provision of the following services.

            (a) Operating Consulting Services. Licensor may provide opening supervision to assist Licensee in the commencement of operations in Licensee's Market. Licensor's representative(s) may assist Licensee during the four (4) weeks


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prior to and four (4) weeks following the commencement of operations in engaging staff, securing suppliers, training personnel, designing the routing system and preparing promotional programs in connection with the commencement of Licensee's operations in its market. Licensee will notify Licensor in writing at least four (4) weeks prior to the date on which Licensor is to commence providing such services for Licensee's Market, and will pay Licensor's incidental costs (including such items as travel, hotel, food and excluding salaries) in providing personnel to supervise the opening of Licensee's Market. In addition, Licensor may provide operating consulting services as Licensor deems appropriate on an ongoing basis by telephone or at Licensor's operating facilities, during normal business hours, during the term of this Agreement;

            (b) Personnel and Training Support Services. Prior to commencement of operations by Licensee in Licensee's Market Licensor will instruct the general manager chosen by Licensee for such operation, at Licensor's expense, pursuant to a training program consisting of theoretical and practical instruction for up to two (2) weeks, at such place as Licensor shall designate. At Licensee's written request, Licensor may, in its sole discretion, based on Licensee's prior experience or other similar factors, waive the initial training requirement, or modify its content and/or length. All expenses of travel, lodging, meals and other living expenses incurred by Licensee's general manager in attending Licensor's training shall be borne and paid by Licensee. Licensor will provide such instruction to any replacement general manager in Licensee's Market during the term of this Agreement at Licensee's expense. In addition to the foregoing, Licensor may provide, and Licensee and its general manager may be required to attend, such additional training programs (for which it reserves the right to charge a fee) and personnel and training support services as it deems appropriate, by telephone or at Licensor's operating facilities, during normal business hours. during the term of this Agreement; and

            (c) Operations Manual. Licensor will provide Licensee with an operations manual ("Operations Manual") containing specifications, standards, policies, operating procedures and rules prescribed from time to time by Licensor concerning Licensee's operations, and any bulletins, memos, notices, directions or similar documents issued by Licensor to Licensee concerning Licensee's operations shall be deemed part of the Operations Manual as if incorporated therein. Licensee will follow the provisions of the Operations Manual; provided, however, that Licensee shall not be obligated to comply with any provisions of the Operations Manual which are materially more onerous or costly than the provisions set forth in this Agreement.

      Section 3.2 Specialized Equipment. At the sole and absolute discretion of Licensor, it may offer to sell equipment developed by it (the "Specialized Equipment") to Licensee. Licensee may at its election purchase such Specialized Equipment in such quantities as it sees fit.


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      Section 3.3 Price and Terms of Sale. The prices, delivery terms, terms of payment and other terms relating to any Specialized Equipment offered by Licensor to Licensee will be prescribed by Licensor and will be subject to change by Licensor without prior notice at any time. Notwithstanding the foregoing, the price of any Specialized Equipment sold to Licensee by licensor will not be changed once an order for such Specialized Equipment has been received by Licensor.

      Section 3.4 Sales Following Termination. Upon receipt of notice of termination by either Licensor or Licensee, or upon the termination of this Agreement, Licensor will not be obligated to fill or ship any orders for Specialized Equipment previously or thereafter received from Licensee; provided, however, that in the event Licensor has received payment for goods ordered but not delivered prior to receipt of notice of termination, Licensor will return such payment regardless of any other claims it may have against Licensee or ship such goods at its election.

      Section 3.5 Unavailability or Delay. Licensor shall in no event be liable to Licensee for unavailability of or in delay in shipment in or receipt of Specialized Equipment due to temporary product shortages or unavailabilities, order backlogs, production difficulties, delays in or unavailability of transportation, or fire, strikes, work stoppages or other causes beyond the reasonable control of Licensor.

                ARTICLE 4. QUALITY CONTROL, LICENSEE'S OPERATION

      Section 4.1 Standards of Quality. Licensee understands that given its intended use of Licensor's Proprietary Marks and Indicia pursuant to this Agreement, it is essential to the preservation and promotion of Licensor's reputation and acceptance by the public at large and to the maintenance and enlargement of the goodwill associated with the Proprietary Marks and Indicia, that Licensee maintain uniform high standards of quality, performance, appearance and service in its own operations. Licensee also recognizes that benefits inuring to both parties shall be derived from such uniformity of quality, appearance and service. Accordingly, Licensee will abide by the following provisions:

            (a) Permits. Licensee will obtain and maintain in full force and effect, at its expense, during the term of this Agreement, all federal, state and local permits required to operate its Transportation System. Licensee will not commence operations in Licensee's Market until it has obtained all such permits necessary in Licensee's Market.

            (b) Compliance with Laws. Licensee will comply with all federal, state, county, municipal or other governing statutes, laws, ordinances, or regulations, rules or orders of any governmental or quasi-governmental entity,


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body, agency, commission, board or official applicable to Licensee's operations center, employees, vans, or business. Nothing herein will prevent Licensee from engaging in a bona fide contest of the validity or applicability thereof in any manner permitted by law. Licensee shall immediately notify Licensor of any legal, administrative, regulatory or other proceedings instituted by or against Licensee in which any governmental or quasi-governmental entity, body, agency, commission, board or official is a party.

            (c) Tariffs. Licensee will establish its own tariffs and prices for the airport shuttle services and products offered in connection with the license granted herein.

            (d) Operations Center. In conjunction with the reasonable advice and recommendations of Licensor, Licensee will establish an operations center from which it will conduct its Transportation System in Licensee's Market. Licensee will use its best efforts to find appropriate locations reasonably satisfactory to Licensor for its operations center; however, it will be within Licensee's ultimate discretion to select an appropriate location and to establish its operations center.

            (e) Approved Suppliers.

                  (i) Except for the Software (as defined below), Licensee is required to purchase all supplies and equipment to be used in connection with the Transportation System which bears the Marks or Indicia or which relate to the Specialized Equipment, communication equipment, the van fleet, and parts and services therefor from:

                        (A) manufacturers, suppliers or distributors from time to time designated in writing by Licensor;

                        (B) such other suppliers selected by Licensee and approved by Licensor in the manner and subject to the conditions described below; or

                        (C) from Licensor, if available.

                  (ii) Licensor shall approve suppliers selected by Licensee provided the following conditions are met:

                        (A) Licensee shall submit a written request to Licensor for approval of the supplier;

                        (B) The supplier shall demonstrate to Licensor's satisfaction that it is able to supply an item to Licensee meeting Licensor's


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specifications for such item, including but not limited to, providing Licensor with samples and the opportunity to inspect its facilities from time to time;

                        (C) The supplier shall demonstrate to Licensor's satisfaction that the supplier is of good standing in the business community with respect to its financial soundness and the reliability of its product and service;

                        (D) The supplier obtains and maintains, and submits to Licensor proof of, sufficient insurance coverage (including, but not limited to, product liability coverage) at limits and including coverage acceptable to Licensor and includes Licensor, SuperShuttle and Licensee as additional named insureds with the right to receive at least thirty (30) days' prior written notice of any modification, cancellation or termination of such policy; and

                        (E) The supplier signs Licensor's then-standard form of supplier agreement.

                  (iii) Until and unless Licensor notifies Licensee in writing that it has approved a supplier, Licensee must continue to purchase from the parties described in (i) above.

                  (iv) If Licensor determines that a previously approved supplier no longer conforms to such standards, it shall so notify Licensee and Licensee shall thereupon discontinue making purchases from that supplier.

            (f) General Manager. In order to maintain a high level of service and for the protection of the integrity of Licensor's Proprietary Marks and Indicia, Licensee agrees to employ a competent general manager, subject to Licensor's prior written approval, to serve in Licensee's Market (the "General Manager"). The General Manager shall undergo, and complete to the Licensor's satisfaction, an initial training program and all subsequent training programs conducted by Licensor at Licensor's request.

            (g) Employees. Licensee shall at all times maintain a staff of employees sufficient to operate the Transportation System. All drivers shall be employed by Licensee and shall be under Licensee's full and direct control. Licensee or its General Manager shall conduct an initial orientation program and quarterly update training programs that meet Licensor's specifications for Licensee's employees. Licensee shall cause all of its employees to attend such training programs and to adhere to all training directives.

            (h) Signs. When using Licensor's Proprietary Marks and Indicia, including all signs, emblems, logos, lettering and pictorial materials used in or about Licensee's vans or elsewhere, Licensee will conform to the specifications and standards as to art work, lettering, colors, size, construction and overall


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appearance as may be reasonably prescribed by Licensor in writing from time to time. In particular, and without limiting the generality of the foregoing, Licensee will identify its vehicles in strict accordance with the Licensor's specifications in the Operations Manual. Licensee shall at all times display all signs and decals as directed by Licensor on the interior and exterior of each van in its fleet, including without limitation, the Licensor's interior and exterior "800 or 808 Phone Number, "How Am I Driving?" decal.

            (i) Van Fleet. Licensee will at all times conduct its operations in Licensee's Market with a number of vans sufficient to meet the demand for its services, including, without limitation, by increasing its van fleet from time to time so as to accommodate the growth in demand for its services in Licensee's Market. Licensee agrees to expand its van fleet through the purchase or lease of new vans only, provided, however, that Licensor will consider on a case-by-case basis (but may in its sole discretion decline to grant) requests from Licensee to incorporate into its fleet specific used vans. If Licensee sells, removes or retires a vehicle from its fleet, Licensee shall remove all signs and decals and shall completely repaint the vehicle in a color other than blue.

            (j) Van Ownership. Licensee shall purchase or lease in its own name all vehicles used in operating its Transportation System under this Agreement. All such vehicles shall be registered in Licensee's name and Licensee shall maintain registration certificates and other documents necessary to evidence such ownership interest.

            (k) Van Design. Licensee will use vans of the type, color and model of vehicles specified by Licensor in the Operations Manual or in other written directions to Licensee; provided, however, that Licensor will consider on a case-by-case basis (but may in its sole discretion decline to grant) requests from Licensee to incorporate into its fleet specific vans which do not comply with the foregoing.

            (l) Reservations System. Licensee acknowledges that Licensor has developed a mandatory proprietary central reservations system for use as an integral component of the Transportation System, and that the central reservations system includes custom-designed and specially modified Software. Licensee acknowledges that the principal purpose of the license granted hereby is to operate the Transportation System and provide services to the general public under the Trademarks identifying the source of such services, and that maintaining the distinctive quality and uniformity of such services is central to the reputation, goodwill and value of the Transportation System. Therefore, Licensee shall be required to use the central reservations system and its Software in the operation of the Transportation System. Concurrently with the execution of this Agreement, the parties shall execute a Computer Software License Agreement in the form attached to this Agreement as Exhibit "C" which is incorporated by this reference as though set forth in full herein.

            (m) Cashiering System. Licensee acknowledges that Licensor has developed an optional proprietary cashiering system for use in the Transportation System, and that Licensor has developed proprietary Software for use in the cashiering system. Licensee may, but shall not be required to, use the cashiering system and its Software in the operation of the Transportation System. If Licensee elects to do so, Licensee shall execute the Licensor's then-current form of Computer Software License Agreement, the current form of which is attached hereto as Exhibit "C," and to pay additional fees for the services provided. Licensee agrees and acknowledges that this will include obtaining, installing, maintaining and upgrading equipment compatible with Licensor's cashiering system, as modified from time to time, and that such equipment must meet Licensor's specifications. Licensee may also enter into the optional Maintenance and Support Agreement which is part of the Computer Software License Agreement.

            (n) Dispatch System. Licensee acknowledges that as of the effective date of the Offering Circular provided to Licensee, Licensor was in the process of developing an optional proprietary dispatch system, which includes proprietary Software. After the dispatch system has been developed, Licensee may, but shall not be required to, use the dispatch system and its Software in the operation of the Transportation System. If Licensee elects to do so, Licensee will be required to execute the Licensor's then-current form of Computer Software License Agreement, the current form of which is attached hereto as Exhibit "C," and to pay additional fees for the services provided. Licensee agrees and acknowledges that this will include obtaining, installing, maintaining and upgrading equipment compatible with Licensor's reservations and dispatch system, as modified from time to time, and that such equipment must meet Licensor's specifications. Licensee may also enter into the optional Maintenance and Support Agreement which is part of the Computer Software License Agreement.

            (o) Communication Equipment. Licensee will equip the vans operated by it under this Agreement, whether new or used, with two-way communication and dispatch equipment which will permit two-way communication between the vans and the operations center. Such communication and dispatch equipment will meet certain reasonable minimum standards of performance as may be prescribed by Licensor in writing.

            (p) Maintenance. As part of its operations, Licensee will maintain in good repair and condition and upgrade, at its expense, the vans, the dispatch, communication and other equipment used by it in operating its Transportation System. Licensee will not place or maintain in service any van which is not clean, and free of dents, scratches or other damage, or mechanical problems which materially and adversely affect its appearance or which render such van unsafe, excessively noisy or uncomfortable in which to ride.

            (q) Hours of Operation. Licensee will (i) operate its Transportation System seven (7) days a week, including all holidays, (ii) with respect to each airport in Licensee's Market, commence daily service not later than two (2) hours before the first departing or arriving commercial flight and (iii) conclude daily service not earlier than two (2) hours after arrival or departure of the last commercial flight at any airport in Licensee's Market. Notwithstanding the foregoing, Licensee will operate during such additional hours as necessary to accommodate demand in Licensee's Market. Licensor will consider on a case-by-case basis (but may in its sole discretion decline to grant) requests from Licensee to reduce its hours of operation below those required by this Section.

            (r) Standards of Operation. Licensee is committed to providing at all times prompt, courteous, and efficient service to the public; will provide such service competently and in a professional manner; and in all business dealings with members of the public will be governed by the highest standards of honesty, integrity, fair dealing and ethical conduct. Licensor's decision to grant a license to use the Proprietary Marks and Indicia to Licensee is specifically conditioned upon Licensee's agreement to conduct operations that meet Licensor's high standards of customer service, vehicle and equipment cleanliness and maintenance and performance and Licensee's agreement to refrain from doing anything which would tend to discredit, dishonor, reflect adversely upon, or in any manner injure the reputation and goodwill of the Licensor, its Proprietary Marks or Indicia.

            (s) Licensor's Right to Inspect. Licensor, through its authorized representatives upon twelve (12) hours' oral or written notice, will have the right at all times to visit Licensee's operations center(s) in Licensee's Market, for the purpose of (i)inspecting vans, Specialized Equipment, dispatch, communication and other equipment used by Licensee required by this Agreement,
(ii) inspecting the nature and quality of services rendered, (iii) observing the manner in which Licensee is rendering its services, (iv) conferring with Licensee's employees, independent contractors, suppliers, agents and customers,
(v) examining Licensee' books and records pertaining to the operation of its Transportation System, and (vi) observing the manner and method of operating the business.

            (t) Modification of Proprietary Marks and Indicia. Licensee recognizes and agrees that from time to time hereafter, Licensor may change, modify or discontinue use of the Proprietary Marks and Indicia, as well as the copyrighted materials, products, services, equipment (including but not limited to, vans, dispatch equipment, communication equipment and Specialized Equipment), uniforms, supplies, techniques or methods which Licensee is either granted the right to or required to use pursuant to this Agreement. Licensee will (i) accept, use and display for the purpose of this Agreement any such changes therein including new or modified Proprietary Marks, Indicia, copyrighted materials, products, services, equipment (including, but not limited to vans, dispatch and communication equipment), uniforms, supplies, techniques or methods as if they were part of this Agreement at the time of execution hereof and (ii) discontinue using, to the extent inconsistent with such changes, the existing Proprietary Marks, Indicia, copyrighted materials, products, services, equipment (including, but not limited to vans, dispatch and communication equipment), uniforms, supplies, techniques or methods. Licensee will make such changes or modifications, at Licensee's expense, within a reasonable time of Licensor's implementation thereof.

            (u) Group Rates; Coupons. In the event Licensor negotiates special group and other arrangements involving group rates and discounts, Licensee agrees to accept vouchers or coupons from such customers; provided, however, that such arrangements shall in no way affect Licensee's right to establish its own tariffs and prices. Such vouchers or coupons may be redeemed upon submission to the Licensor in accordance with the procedures established in the Operations Manual.

            (v) Telephone Number and Listing. Licensee shall obtain and maintain a separate dedicated telephone number or numbers solely for use in the operation of Licensee's Transportation System and "white" and "yellow" page listings in such telephone directories and other trade or business directories as are required from time to time by Licensor. Licensee agrees and acknowledges that such numbers and listings are part of the goodwill associated with the Proprietary Marks and, therefore, are owned by Licensor irrespective of the party in whose name such numbers and listings are held. Licensee also agrees and acknowledges that upon expiration or termination of this Agreement, Licensee shall have no right whatsoever to such numbers. Therefore, Licensee shall obtain such numbers and listings in Licensor's name although Licensee shall be responsible for payment of all charges. Licensee agrees to take all actions and sign all documents which Licensor deems necessary or advisable from time to time to evidence Licensor's ownership, including without limitation, a letter of direction to the telephone company to transfer the listing as directed by Licensor in the event of the termination or expiration of this Agreement.

      Section 4.2 Licensee's Liability and Insurance.

            (a) Licensee alone will be responsible for all loss or damage arising out of or relating to its own operation of the Transportation System hereunder or arising out of the acts or omissions of Licensee or any of its employees, agents, servants or contractors in connection with the sale of products or rendering of services by Licensee, and for all claims for damage to property or for injury or death of any persons directly or indirectly resulting therefrom. Licensee agrees to indemnify, defend and hold SuperShuttle, SuperShuttle's affiliates, Licensor and their respective current and former affiliates, shareholders, officers, directors, employees, partners, agents, representatives and assignees ("Representatives") harmless against, and to reimburse them for, any and all obligations, expenses, fines, suits, costs, judgments, proceedings, claims, losses, damages (actual and consequential), liabilities, actions or proceedings of any kind or nature (including costs and reasonable attorneys' fees) including, but without limitation, investigations, administrative proceedings, suits or other actions in any way: (i) arising out of, alleged to have arisen out of , related to or in connection with Licensee's operation of its Transportation System hereunder, or (ii) arising out of, alleged to have arisen out of, related to or in connection with the acts or omissions of Licensee or any of its employees, agents, servants or contractors in connection with the sale of products or rendering of services by Licensee. Without limiting the generality of the foregoing, Licensee agrees to pay all federal, state and local taxes arising out of or in any way connected with the operation of its Transportation System under the terms of this Agreement. This indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

            (b) In the event Licensor or any of its Representatives (hereinafter the "Indemnitees") are the subject of any suit, investigation, proceeding or action with respect to any claim for which it is entitled to indemnification pursuant to Subsection 4.2(a) hereof, Licensor will give prompt notice to Licensee of such suit, investigation, proceeding or action (provided that any failure to so notify or delay in notifying Licensee shall only serve as an excuse or defense to the obligations hereunder if and to the extent that Licensee is actually damaged by such failure or delay). The Indemnitees will have the right, but not the obligation, to defend, contest or otherwise protect against any such suit, investigation, proceeding or action including, without limitation, the right to make any compromise or settlement thereof and to recover all costs of such defense, contest, protection, compromise or settlement from Licensee. Licensee will have the right, at its expense, to participate in such defense; provided, however, that such defense will at all times be conducted by and under the control of the Indemnitees and counsel of their choosing, and Licensee will be fully bound by the results thereof. In the event that the Indemnitees elect not to defend, contest or otherwise protect against any investigation, proceeding or suit, Licensee will have the right, at its expense, to pursue any such defense, contest or protection.

            (c) Licensee shall obtain and at all times during the term of this Agreement maintain in force and effect and pay the premiums for an insurance policy or policies protecting Licensee and its officers, directors, employees and agents against any loss, liability or expense whatsoever from fire (including extended coverage), personal injury, death, property damage, product liability or theft, arising from or occurring in connection with Licensee's operation of its Transportation System established by it pursuant to this Agreement. All liability insurance policies shall include the following provision, or one substantially similar:

         "SuperShuttle International, Inc., SuperShuttle Franchise Corporation, their affiliates and their respective current and former officers, directors, employees, shareholders and agents, in their respective capacities as such, are added as insured hereunder with respect to the products, premises and operations of [Licensee]."

Such policy or policies shall be written by a responsible insurance company or companies admitted in the jurisdiction in which the Licensee's Market is located and satisfactory to Licensor, and shall include at a minimum: (i) statutory workers' compensation policy; (ii) auto liability coverage in the amount required by regulatory agencies in the jurisdiction in which the Licensee's Market is located; and (iii) a general liability policy (including product liability and bodily injury) with limits of liability for bodily injury and property damages as required by regulatory agencies in the jurisdiction in which the Licensee's Market is located, but in no event less than $1,000,000 combined single limit per occurrence. Such limits of liability shall be increased and modified, or additional types of coverage shall be obtained at the direction of Licensor, as and when the minimum limits of insurance required hereunder become inadequate during the term of this Agreement, as determined by Licensor, and Licensee agrees within thirty (30) days after receipt of notice from Licensor to obtain such increased coverage and to submit evidence to Licensor that it has done so. Said policies of insurance shall expressly require the insurer to defend Licensee, Licensor, their affiliates and their respective current and former officers, directors, employees, shareholders and agents in any such action. Licensee shall furnish to Licensor certified copies of such policies evidencing coverage as set forth above, naming SuperShuttle, Licensor, their affiliates and their current and former officers, directors, employees, shareholders and agents, as additional insureds, and providing that each such policy shall not be cancelled, limited, amended, modified or fail to be renewed except upon thirty (30) days' prior written notice to Licensor. No later than ten (10) days prior to commencing operation of the Transportation System, Licensee shall furnish Licensor with evidence of all insurance policies required by this subsection. Such evidence shall be in the form of certificates of insurance, binders of insurance or endorsements satisfactory to Licensor and containing the language required by this subsection. Maintenance of the insurance required under this Section shall not relieve Licensee of the obligations of indemnification contained in Subsection 4.2(a) hereof. If Licensee fails to procure or maintain in force any insurance as required by this Subsection or to furnish the certified copies or certificates thereof required hereunder, Licensor may, in addition to all other remedies it may have, procure such insurance and/or certified copies or certificates, and Licensee shall promptly reimburse Licensor for all premiums and other costs incurred in connection therewith.

                        ARTICLE 5. OTHER FEES AND REPORTS

        Section 5.1 Amount of Royalty Fee. Subject to the adjustments provided in Section 5.3, Licensee agrees to pay to Licensor, by the Wednesday following each full or partial calendar week beginning after Licensee begins operations, but in no event later than one hundred twenty (120) days after the date of this Agreement, a royalty fee ("Royalty Fee") of Forty Dollars ($40.00) per van or other vehicle marked for any portion of such week with any of the Proprietary Marks or Indicia pursuant to the license granted under this Agreement. Notwithstanding the foregoing but subject to the adjustments provided in Section 5.3, the aggregate Royalty Fee shall not be less than_______________ Dollars ($_____________) per calendar week (or a pro rate amount thereof in the case of a partial calendar week) ("Minimum Royalty Fee"). A van or other vehicle shall be included in the calculation of the Royalty Fee regardless of whether such van or vehicle was actually operated during the relevant week and regardless of the reason for such lack of operation, including, without limitation, because of reduced demand, mechanical problems or the inability to meet federal, state or local vehicle codes.

         Section 5.2 Marketing Fund Contribution. Subject to the adjustments provided in Section 5.3, Licensee agrees to pay to Licensor, by the Wednesday following each full or partial calendar week beginning after Licensee begins operations, but in no event later than one hundred twenty (120) days after the date of this Agreement, a contribution to the Marketing Fund, as defined in
Article 7 below, of Ten Dollars ($10.00) per van or other vehicle marked for any portion of such week with any of the Proprietary Marks or Indicia pursuant to the license granted under this Agreement. Payment of the Marketing Fund contribution shall be made by check or other method or form of payment, separate from Licensee's other obligations to make payments to Licensor, and shall be made payable as designated by Licensor. Notwithstanding the foregoing but subject to the adjustments provided in Section 5.3, the aggregate Marketing Fund
contribution shall be not less than    Dollars ($  ) per calendar week (or a pro
rata amount thereof in the case of a partial calendar week) ("Minimum Marketing Fund Contribution"). A van or other vehicle shall be included in the calculation of the Marketing Fund contribution regardless of whether such van or other vehicle was actually operated during the relevant week and regardless of the reason for such lack of operation, including, without limitation, because reduced demand, mechanical problems or the inability to meet federal, state or local vehicle codes.

         Section 5.3 Cost of Living Adjustment: Other Adjustment.

                  (a) The Royalty Fee and Minimum Royalty Fee provided for in
Section 5.1 and the Marketing Fund contribution and Minimum Marketing Fund Contribution provided for in Section 5.2 shall be adjusted at the commencement of the first full calendar week of the thirteenth month of this Agreement and annually thereafter (the "Adjustment Date") as provided in this Section. The base for computing the adjustment is the Consumer Price Index - Transportation ("CPI") for Licensee's Market, published by the United States Department of Labor, Bureau of Labor Statistics ("Index"), which is published for the month nearest the date of this Agreement ("Beginning Index"). If the Index published nearest the Adjustment Date ("Extension Index") has increased over the Beginning Index, the Royalty Fee, the Minimum Royalty Fee, the Marketing Fund contribution and the Minimum Marketing Fund Contribution for the following year (until the next adjustment) shall be set by multiplying each of the Royalty Fee and Minimum Royalty Fee, the Marketing Fund contribution and the Minimum Marketing Fund Contribution by a fraction, the numerator of which is the Extension index and the denominator of which is the Beginning Index. In no case shall the Royalty Fee, the Minimum Royalty Fee, the Marketing Fund contribution or the Minimum Marketing Fund Contribution be tess then the amounts set forth in Sections 5.1 and 5.2, as applicable. If the Index is changed so that the base year differs from that used to establish the Beginning Index, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Statistics. If the Index is discontinued or revised during the term of this Agreement, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

                  (b) In addition, in the event a new airport or other transportation center is opened in Licensee's Market during the term of this Agreement, Licensor shall have the right to adjust the Minimum Royalty Fee and the Minimum Marketing Fund Contribution.

         Section 5.4 Reservations Fee. Licensee agrees to pay to Licensor, on a semi-monthly basis within five (5) days after invoice by Licensor, beginning after Licensee begins operations, but in no event later than one hundred twenty
(120) days after the date of this Agreement, a central reservation transaction charge per call or reservation processed through the mandatory central reservations system and directed to Licensee of ten percent (10%) of the total revenue from the trip(s) for which the reservation is made (the "Reservation Fee"). In addition, Licensee shall pay Licensor any additional fees charged to Licensor or SuperShuttle by financial institutions for credit card processing fees with respect to such reservation or trip. Licensee agrees and acknowledges that Licensor may change the frequency of invoices and the frequency of Licensee's obligation to make payments from time to time. Invoices will also reflect credits for cancellations received during the period covered by the invoice.

         Section 5.5 Fleet Status Report. Licensee will submit, on forms prescribed by Licensor, a Fleet Status Report to Licensor, with and at the time each Royalty Fee payment is required pursuant to Section 5.1 hereof, which Fleet Status Report will be certified to be true, correct and complete by an officer, director or principal stockholder of Licensee.

         Section 5.6 Maintenance and Audit of Records. Licensee will maintain its books and records relating to the information in the Fleet Status Reports according to generally accepted accounting principles. Licensee agrees that all such books and records (which includes, without limitation, trip sheets and way bills) will be retained for a period of not less than five (5) years after the close of the fiscal year to which they relate and will be open at all reasonable times to inspection and verification by Licensor or any of its representatives. Further, Licensor may audit such books and records as reasonably necessary to confirm the accuracy of the Fleet Status Reports. An audit shall be conducted by an auditor approved by Licensee, which approval shall not be unreasonably withheld. Any such audit will be held not more than once in any twelve (12) month period. Licensor will bear the cost of such audit except in the event the results thereof reveal the aggregate Royalty Fees reported as due by Licensee for any twelve-month period prior to the audit was more than three percent (3%) below the aggregate Royalty Fees determined as due by the auditor. In such an event, Licensee shall promptly pay to Licensor the cost of the audit and the amount of the Royalty Fee underpayment and Marketing Fund contribution underpayment as determined by the auditor.

         Section 5.7 Interest. Any sums due by Licensee to Licensor, if not paid when due (whether such amount has been shown on any report required to be submitted by Licensee or has subsequently been determined by verification, examination or audit to have been due for any month), shall bear interest from the due date until paid, calculated at the lesser of: (i) one and one-half percent (1 1/2%) of the unpaid balance per month; or (ii) the maximum rate permitted by law.

         Section 5.8 Late Fee. In addition to all other rights and remedies Licensor has under this Agreement, in the event Licensee does not pay any Royalty Fee pursuant to Section 5.1 or any Marketing Fund contribution pursuant to Section 5.2 within five (5) days after it is due, Licensor may, at its option, require Licensee to pay a late fee of Five Dollars ($5.00) per van per week. In addition to all other rights and remedies Licensor has under this Agreement, in the event Licensee does not pay any other sum when due, Licensor may, at its option, require Licensee to pay a late fee of ten percent (10%) of the delinquent fees due. The parties acknowledge that Licensee's failure to pay sums when due will result in additional administrative and other expenses to Licensor, the actual amount of which is impractical and difficult to determine and that such late fees are reasonable to compensate Licensor for such additional expenses.

                              ARTICLE 6. MARKETING

         Section 6.1 Marketing Fund. The contributions described in Section 5.2 shall be deposited into a separate account designated for such advertising, marketing, public relations and promotions as the Licensor may deem necessary or appropriate (the "Marketing Fund"). The Licensor will make contributions to the Marketing Fund with respect to operations by Licensor and its affiliates of the SuperShuttle Transportation System.

           Section 6.2 Administration of Marketing Fund.

                  (a) The Licensor shall have sole discretion over the creative concepts, materials and endorsements used in the marketing program and over the geographic market media allocation thereof. The Marketing Fund will be administered by the Licensor for the purpose of advertising, promoting and enhancing the Proprietary Marks and Indicia and the image of the Transportation System which will include the costs of maintaining, administering, directing and preparing advertising, the cost of preparing and conducting advertising campaigns and other public relations activities, employing advertising agencies, public relations firms, providing promotional brochures and other marketing devices to Licensee and salaries, administrative costs and overhead Licensor may incur in activities related to the administration of the Marketing Fund and marketing programs financed through the Marketing Fund (including without limitation, collecting and accounting for contributions to the Marketing Fund). The Licensor undertakes no obligations in administering the Marketing Fund or to make expenditures for Licensee which are equivalent or proportionate to its contributions or to ensure that any particular licensee benefits directly or prorate from the placement of advertising. The Marketing Fund will be accounted for separately from Licensor's other funds.

                  (b) The Licensor agrees that all contributions of licensees to the Marketing Fund shall be fully expended or allocated within six (6) months after the end of each fiscal year as established from time to time by Licensor, or committed for expenditure, unless otherwise permitted by a majority vote of all licensees eligible (as determined at the time of the vote) to participate on an Marketing Fund Advisory Committee as described in Subsection (c) below. Each eligible licensee will have one vote.

                  (c) The Licensor shall have the right but not the obligation to establish a Marketing Fund advisory committee consisting of licensees of Licensor and such other persons as Licensor may designate, to advise and consult with the Licensor in connection with establishment, modification, continuance, or other decisions or considerations affecting marketing programs. The organizational structure and manner of operation of such committee shall be determined by Licensor in its sole discretion. If such a committee is established, Licensor shall consult with such committee and consider such committee's input and advice concerning the use of the Marketing Fund. However, Licensor shall retain sole discretion over all aspects, including but not limited to administration and use, of the Marketing Fund. Licensee is not eligible to participate on this committee or any other committees or councils if Licensee is not current with respect to its contributions to the Marketing Fund or any other payments required by this Agreement.

                  (d) The Licensor shall have the right in its sole discretion, at any time during the term of this Agreement, to perform any or all of its duties and activities set forth in this Article relating to the Marketing Fund by means of a separate entity controlled by Licensor, provided that such performance complies with all of the terms and conditions of this Section. In the event Licensor elects to do so, it shall have the right to require Licensee by written notice, to pay Licensee's contributions to the Marketing Fund to such entity.


                      ARTICLE 7. TRANSFERS AND ASSIGNMENTS

         Section 7.1 General Prohibition. The rights granted to the Licensee under this Agreement are personal and the Licensee acknowledges that the Licensor is entering into this Agreement in reliance upon and in consideration of the individual character, skill, attitude, business ability and financial capacity of the Licensee, or, if Licensee is a corporation or a partnership, of its principal shareholders and officers or partners. Except as set forth in Sections 7.2 through 7.4 below and subject to all the terms and provisions thereof, Licensee will not make, permit or suffer any assignment, hypothecation, conveyance or transfer of any kind of any of Licensee's rights or interests under or pursuant to this Agreement. Without limitation of the foregoing, each of the following shall be deemed an assignment for the purposes of this
Agreement:

                  (a) Any sale, conveyance, encumbrance, hypothecation, mortgage, pledge, assignment or other transfer by Licensee of or with respect to this Agreement or any rights or interest herein, including without limitation, Licensee's business or its assets, voluntarily or involuntarily, by operation of law or otherwise.

                  (b) Sale at judicial sale or under power of sale, conveyance or retention of collateral in satisfaction of debt, or other procedure to enforce the terms of any pledge, encumbrance or security interest in this Agreement which results in disposition of any of Licensee's interests herein, including without limitation, Licensee's assets.

                  (c) The passing by operation of law to any other party or parties of Licensee's interest in this Agreement, including without limitation, Licensee's assets, or any part thereof,

                  (d) Any transaction or series of transactions which results in a fifty percent (50%) change of ownership in Licensee.

                  Any transfer or assignment of this Agreement or any rights hereunder, other than in accordance with and subject to all the terms and provisions of Sections 7.2, 7.3 and 7.4 below, will constitute a material breach of this Agreement, will be subject to the provisions of Section 8.1 below and will confer no rights or interest whatsoever under this Agreement upon any other party.

         Section 7.2 Licensor's Consent to Voluntary Assignment. In the event Licensee desires or proposes voluntarily to assign this Agreement or its assets to any party, Licensee will first notify Licensor in writing of such proposed assignment or other action, setting forth in detail the nature of the item or interest to be sold, assigned, transferred or otherwise acted upon, the name and address of the proposed transferee, assignee, purchaser or party acquiring any interest, and the consideration, if any, therefore. Subject to prior compliance with the provisions of this Article 7, including, without limitation, Section 7.8, Licensor will consent to the proposed transaction, provided that:

                  (a) at the time of the proposed transfer, all outstanding obligations of Licensee to Licensor have been satisfied; and

                  (b) that it will be demonstrated to the reasonable satisfaction of Licensor that the proposed transferee, assignee or purchaser is of good moral character, and possesses the business experience and capability, credit standing, health and financial resources necessary to successfully operate Licensee's business in accordance with the terms of this Agreement. If the proposed transferee, assignee or purchaser is a corporation, partnership, or other entity, the provisions of the preceding sentence will apply to the individuals who are to own such corporation, partnership or entity; and

                  (c) that Licensee and its principals must execute a general release of the Licensor, SuperShuttle, their respective affiliates and associates and their respective current and former officers, shareholders, directors, agents and employees in a form satisfactory to Licensor; and

                  (d) that the proposed transferee is duly licensed to operate the Transportation System in the Licensee's Market and that Licensee will have obtained, at its or at the transferee's expense, all requisite consents to such transfer by any federal, state, local or municipal authorities having jurisdiction of the same; and

                  (e) at Licensor's option, that the transferee execute the standard form of License Agreement then being offered to new licensees (modified to delete the requirement of an initial license fee and to reflect the remaining term and renewal terms then remaining with respect to this Agreement) and other ancillary documents that Licensor requires, the terms of which may vary from those of this Agreement; and

                  (f) that the transferee expressly assumes in writing for the benefit of the Licensor all of the obligations of the Licensee under this Agreement, whether accrued at the time of such transfer or arising thereafter, and agrees to be bound by all of the terms and provisions of this Agreement to the same extent and in the same manner as Licensee, provided however, that neither the Licensor's consent to a transfer or anything contained therein shall be deemed to constitute a release of Licensee of its obligations under this License Agreement; and

                  (g) if the transferee or assignee is a corporation, the corporation's performance of its obligations shall be guaranteed by all of its shareholders as from time to time constituted, stock certificates shall be legended to reflect restrictions on assignment, and Licensor shall have the right to require that the sole business of such corporation shall be the operation of the Transportation System hereunder. In the event the transferee is a partnership, all partners shall be required to execute the License Agreement described in Subsection (e) above and the assumption agreement described in Subsection (f) above.

Licensee will cooperate with Licensor in making available such information as Licensor may require to make the above-described determinations. For all assignments other than an initial assignment by Licensee to a limited partnership or other organization providing initial financing to Licensee, or an assignment resulting from the death of a shareholder of Licensee, Licensee will pay a transfer fee of Fifty Thousand Dollars ($50,000.00).

         Section 7.3 Licensor's Consent to Encumbrances. In the event Licensee desires or proposes to pledge, encumber or grant any security interest in this Agreement, Licensee will first notify Licensor in writing of such proposed transaction. Licensor will not unreasonably withhold its consent to such transaction, subject, however, to the following conditions:

                  (a) Any constant so granted will not be deemed a consent to such pledgee, encumbrancer or secured party exercising any rights or prerogatives of Licensee under this Agreement, nor its exercise of any rights or prerogatives of a holder of an ownership interest in Licensee.

                  (b) Any consent so granted will not be deemed a consent to any subsequent disposition including any described in Section 7.1 (c) above. Any such subsequent disposition will be deemed an assignment or transfer within the meaning of Section 7.1 above, and will be subject to the provisions of this Section.

                  (c) The pledgee, encumbrancer or secured party will have executed and delivered to Licensor an instrument in writing agreeing to be bound by the provisions of this Article 7.

                  (d) Licensee will have obtained all requisite consents to such pledge or hypothecation from all necessary federal, state, local or municipal authorities.

         Section 7.4 Death of Principal Shareholder, Partner or Licensee. In the event of the death of a principal shareholder or of a partner of Licensee, which death results in an assignment or transfer of this Agreement within the meaning of Section 7.1 above, Licensee may retain the rights granted hereunder if Licensee makes arrangements satisfactory to the Licensor, in its discretion, for the continued active management of the Transportation System within one hundred eighty (180) days of such death. In the event Licensee is an individual who dies, then Licensor shall consent to an assignment or transfer of this Agreement to the executor, administrator or other personal representative of the deceased, and subsequently to the person or persons entitled to distribution from the deceased's estate (or directly to the latter persons if no probate proceedings are instituted with respect to the estate), provided that each of the following conditions is fulfilled with respect to each such assignment or transfer:

                  (a) It shall be demonstrated to the reasonable satisfaction of Licensor that such executor, administrator, personal representative or distributee is of good moral character, and possesses the business experience and capability, credit standing and health and financial resources necessary to successfully operate Licensee's business in accordance with the terms of this Agreement. Such executor, administrator, personal representative or distributee shall cooperate with Licensor in making available such information as Licensor may require to make the above described determinations.

                  (b) There shall not be an existing default in any of the obligations of Licensee hereunder, all amounts owed to Licensor as of the date of death shall be paid in full and the executor, administrator or other personal representative shall have fully paid to Licensor a transfer fee of Five Thousand Dollars ($5,000) for the training course, supervision, and administrative, accounting, legal and other Licensor expenses.

                  (c) Such executor, administrator, personal representative, or distributee shall have submitted to Licensor satisfactory evidence that he has succeeded or otherwise become entitled to all rights of the deceased in Licensee, as the case may be.

                  (d) Such executor, administrator, personal representative or distributee shall have obtained all requisite consents to such transfer of and all appropriate federal, state, local or municipal authorities.

         Any consent by Licensor to an assignment or transfer of this Agreement or of any interest in Licensee to the executor, administrator or personal representative of the deceased shall not constitute a consent to any subsequent assignment or transfer thereof from such executor, administrator or personal representative to any distributee of the estate. Any consent by Licensor to such subsequent assignment or transfer shall be subject to fulfillment, with respect to said subsequent assignment or transfer separately and specifically, of all the conditions stated in this Section 7.4.

                  Section 7.5 Time Limitation. In the case of any transaction described in Sections 7.2 and 7.3 above, Licensor will not be required to give its consent to such transaction unless each condition precedent to such consent requiring action by Licensee or any third party has been fulfilled within ninety
(90) days from the date of the event giving rise to the requirement of such consent.

                  Section 7.6 No Sublicensing Rights. Notwithstanding anything to the contrary herein, the Licensee shall not sublicense the right to operate the Transportation System granted pursuant to this Agreement.

                  Section 7.7 Assignability by Licensor. This Agreement and Licensor's rights hereunder may be assigned by Licensor to any corporation or other entity or person which may succeed to the business of Licensor by sale of assets, merger, consolidation or otherwise, and also may be assigned by Licensor to a stockholder or stockholders thereof in connection with any distribution of the assets of said corporation, provided, however, that no such assignment or transfer will result in the discontinuation of Licensee's rights under this Agreement.

                  Section 7.8 Right of First Refusal. Licensee may not sell its business (either directly or indirectly, including, without limitation, through a merger or sale of substantially all of the assets or stock of Licensee) or assign the License Agreement unless it first gives written notice to Licensor (the "Notice") at least thirty (30) days prior to any such sale. The Notice shall name the proposed purchaser and specify the purchase price and payment terms of the offer. If Licensor notifies Licensee in writing within thirty (30) days following receipt of the Notice that it desires to purchase Licensee's business, Licensee shall sell, and Licensor shall purchase, Licensee's business at the price and on the terms contained in the Notice; provided, however, that if the purchase price specified in the Notice consideration other than cash and notes, Licensor may substitute for such other compensation cash in an amount equal to the fair market value thereof. The closing of such sale shall be held within sixty (60) days following receipt by Licensee of Licensor's notice. Any sale of Licensee's business in violation of this Section 7.8 shall be deemed a transfer of Licensee's rights under this Agreement in breach of Article 7.


                       ARTICLE 8. TERMINATION AND DEFAULT

         Section 8.1 Termination by Licensor.

                  (a) Except as provided in Subsection 8.1(b) below, in the event Licensee fails to perform any obligation imposed upon Licensee by this Agreement and such default is not totally cured within thirty (30) days after Licensor gives written notice of such default to Licensee, then Licensor may terminate this Agreement at any time thereafter by giving written notice of such termination to Licensee.

                  (b) Licensor may terminate this Agreement forthwith and without giving Licensee any period of time to cure, by giving written notice to Licensee, on account of any of the following matters:

                           (i) Licensee is declared bankrupt or judicially
determined to be insolvent or all or a substantial part of the assets thereof are assigned to or for the benefit of any creditor;

                           (ii) Any transfer or assignment of this Agreement not
in compliance with Article 7, provided that if Licensor does not elect to exercise its right to terminate this Agreement pursuant to this subsection, such inaction will not be deemed to constitute a consent to such transfer or assignment or any further transfer or assignment thereof nor to confer any rights of interest whatever upon the purported transferee or assignee, but this Agreement will remain binding and in full force and effect as between Licensor and Licensee;

                           (iii) The business or business premises or other
assets of Licensee are seized, taken over or foreclosed by a government official in the exercise of his duties, or seized, taken over or foreclosed by a creditor, lienholder or lessor (unless a supersedeas or other appeal bond has been filed) or execution has been levied upon the rights granted to Licensee by this Agreement is not discharged within one month of such levy;

                           (iv) Licensee and Licensor agree in writing to
terminate the license granted hereunder;

                           (v) If the Licensee fails to keep the administrative
office for its business hereunder open or suspends operation of the Transportation System for a period of five (5) or more consecutive days without Licensor's written consent, or for a shorter period of time after which it is not unreasonable to conclude that the Licensee does not intend to operate the business hereunder, unless such failure is due to (A) reasons of governmental action not related to a breach by the Licensee of this Agreement or of the lease for its office; or (B) an event of force majeure not caused, directly or indirectly, by the Licensee's negligence or willful conduct;

                           (vi) If the Licensee makes any material
misrepresentations relating to the acquisition of this Agreement, or it engages in conduct which reflects materially and unfavorably on the operation and reputation of the Licensor, SuperShuttle or their business;

                           (vii) If the same or different defaults or breaches
occur three (3) or more times in any twelve (12) month period, whether or not such breaches or defaults were cured;

                           (viii) If Licensee or a principal of a corporate or
partnership Licensee is convicted of or pleads nolo contendere, to a felony or other criminal misconduct relevant to the operation of its business hereunder or injurious to the reputation of the Licensor, SuperShuttle or their business;

                           (ix) If the Licensee materially breaches or defaults
under any promissory note or other agreement with Licensor or any of its affiliates which breach or default is not cured within the cure period (if any) permitted under any such agreement;

                           (x) If Licensor makes a reasonable determination
that continued operation of the business hereunder by the Licensee will result in an imminent danger to public health or safety;

                           (xi) If the Licensee fails to adequately develop the
Licensee's Market;

                           (xii) If the Licensee makes any unauthorized use,
duplication or disclosure of any trade secrets or any other proprietary information, including but not limited to, any portion of the Operations Manual in violation of this Agreement;

                           (xiii) If a judgment against the Licensee in the
amount of Twenty-Five Thousand Dollars ($25,000.00) or more remains unsatisfied (unless an appeal is filed or a supersedeas bond is secured) for a period of more than fifteen (15) days;

                           (xiv) If the Licensee fails, for a period of three
(3) days after notification of noncompliance, to comply with any federal, state or local law or regulation applicable to the operation of the business licensed hereunder;

                           (xv) If the Licensee's rights under any license,
permit or certificate required for the operation of the business licensed hereunder are suspended, terminated or interrupted;

                           (xvi) If the Licensee fails to make payments of any
amounts due the Licensor or its affiliates, within ten (10) days after written notice of such failure is deemed delivered to Licensee;

                           (xvii) If Licensee fails to maintain and operate its
vehicles and the Transportation System in a safe, clean, professional and ethical manner and in compliance with the standards prescribed by Licensor in the Operations Manual;

                           (xviii) If Licensee uses the Trademarks or Indicia,
the Licensor's trade secrets or the Transportation System in any other business which it operates;

                           (xix) If customer complaints concerning Licensee's
Transportation System exceed the limit established from time to time by Licensor for two (2) consecutive quarters, the current limit established being two and one-half (2 1/2) times the average rate of complaints received during such quarter by Licensor for all of its affiliate and licensed operations (without including complaints regarding Licensee's operations), calculated on a per van basis; or

                           (xx) If Licensee or its General Manager fail to
participate in and complete to Licensor's satisfaction any of Licensor's required training courses.

                  (c) This Agreement shall automatically terminate without any action required by the parties in the event Licensee has not commenced operation of the Transportation System within one hundred twenty (120) days after the execution of this Agreement as required by Section 1.2 above.

         Section 8.2 Nonexclusive Remedy. The rights of Licensor to terminate this Agreement pursuant to this Article 8, whether or not exercised, will not be exclusive of any other remedies given Licensor by this Agreement or by law on account of any default of Licensee hereunder.

         Section 8.3 No Waiver. The description of any default in any notice served upon the Licensee shall in no way preclude the Licensor from specifying additional or supplemental defaults in any action, arbitration, hearing or suit relating to this Agreement or the termination hereof.

         Section 8.4 Obligations Following Termination or Expiration. Upon termination or expiration of this Agreement, whether by lapse of time, by termination pursuant to any provision of this Article 8, by mutual consent of the parties, by operation of law, or in any other manner whatsoever, Licensee's authority to use the Proprietary Marks and Indicia will end, and Licensee will:

                           (a)Immediately and permanently discontinue the use of
any of the Proprietary Marks, the Indicia and any other materials which may in any way indicate or tend to indicate that Licensee is or was authorized to use such Proprietary Marks and Indicia;

                           (b) Permanently remove, destroy or obliterate, at
Licensor's direction and at Licensee's expense, all signs stationary, letterheads, forms, printed matter, promotional displays and advertising containing any of the Proprietary Marks or Indicia, the use of which is prohibited by Subsection 8.4(a) above;

                           (c) Immediately and permanently discontinue all
advertising which uses, contains or makes reference to any of the Proprietary Marks or Indicia, and cancel all such advertising already placed or contracted for which would otherwise be published, broadcast, displayed or disseminated after the date of expiration or termination hereof;

                           (d) Take any and all steps which Licensor deems
necessary or appropriate to modify the vans, Specialized Equipment and other items associated with the Transportation System, including without limitation, permanently repaint its vans to a color other than blue, so that they no longer suggest or indicate a connection with SuperShuttle, Licensor, the Proprietary Marks or Indicia or the Transportation System;

                           (e) Thereafter refrain from doing anything tending to
indicate that Licensee is or was an authorized Licensee of Licensor, or is or was in any way associated with Licensor;

                           (f) Pay all amounts due Licensor promptly upon
expiration or termination;

                           (g) Refrain from directly or indirectly at any time
or in any manner identifying itself or any business as a current or former SuperShuttle licensee, or as a franchisee or licensee of or as otherwise associated with the Licensor or SuperShuttle (other than under other license agreements with the Licensor), or using any Proprietary Mark, any Indicia or any imitation thereof in any manner or for any purpose, or utilize for any purpose any trade name, trade or service mark or other commercial symbol that suggests or indicates a connection or association with the Licensor or SuperShuttle;

                  (h) Return to Licensor all disclosure documents, sales and marketing materials, all copies of the Operations Manual, Training Manuals, Marketing Manuals, proprietary Software programs and documentation and all other materials containing any Proprietary Marks or Indicia of otherwise identifying or relating to the Transportation System, and any and all documents or materials designated as confidential and proprietary by Licensor, including without limitation, customer lists;

                  (i) Return or destroy all materials constituting trade dress;

                  (j) Take such action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to its use of any Proprietary Marks;

                  (k) Comply with all further requirements set forth in the Operations Manual; and

                  (1) Furnish to the Licensor, within thirty (30) days after the effective date of termination or expiration, evidence satisfactory to the Licensor of its compliance with the foregoing obligations.

         Section 8.5 Telephone Listings. The Licensee shall immediately assign to Licensor or its nominee, all telephone numbers and listings in the "yellow" pages, "white" pages, other telephone directories and all other trade or business directories, which were used in connection with its operation of the business conducted hereunder.

         Section 8.6 Power of Attorney. Upon termination or expiration of this Agreement, and in the event that Licensee does not meet its obligations under this Article in a timely manner, Licensor is hereby irrevocably appointed as the Licensee's attorney-in-fact to execute in its name and on its behalf all documents, and to do all acts, necessary to carry out the Licensee's obligations under this Article.

        Section 8.7 General Provisions Regarding Termination/Expiration.

                  (a) Termination or expiration of this Agreement under any circumstances will not abrogate, impair, release or extinguish any debt, obligation or liability of Licensee to Licensor which may have accrued hereunder, including without limitation, any such debt, obligation or liability which was the cause of termination or arose out of such cause.

                  (b) All covenants and agreements of Licensee which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination or expiration of this Agreement, will survive such termination or expiration.

                  (c) In the event this Agreement is transferred or assigned by Licensee, and such transfer or assignment is consented to by Licensor, Licensee will comply with the requirements of this Article, except that pursuant to such assignment the signs, stationery letterheads, forms, printed matter, promotional displays may be transferred to assignee, and need not be destroyed, discontinued or cancelled.

                  (d) Upon termination or expiration of this Agreement under any circumstance, Licensor shall thereupon immediately have the right to begin operation of a business in Licensee"s Market involving the Transportation System or to license another party to do so.

         Section 8.8 Relief in Equity. Licensee agrees that neither termination of this Agreement nor an action at law, nor both, would be an adequate remedy for a breach or default by Licensee, or by any other persons bound by this Agreement, in the performance of any obligation relating to the Proprietary Marks or Indicia, the trade secrets and confidential information revealed to Licensee in confidence pursuant to this Agreement, or the obligations of Licensee and such other persons as are bound hereby. It is agreed that in the event of any such breach or default, in addition to all other remedies provided elsewhere in this Agreement or by law, Licensor shall be entitled to relief in equity (including a temporary restraining order, temporary or preliminary injunction, and permanent mandatory or prohibitory injunction) to restrain the continuation of any such breach or default or to compel compliance with such provisions of this Agreement.


                               ARTICLE 9. RENEWAL

         Section 9.1 Renewal Options. Licensee is hereby granted an option to extend this Agreement for three (3) five (5) year periods (each hereinafter referred to as a "Renewal Period"). This option may be exercised by Licensee by sending to Licensor written notice of its intention to do so, by certified mail, not less than one hundred eighty (180) days prior to the expiration of the initial term of this Agreement with respect to the first Renewal Period and not less than one hundred eighty (180) days prior to the expiration of any Renewal Period then in effect, with respect to each subsequent Renewal Period. The Licensee's failure to give timely notice with respect to a Renewal Period shall constitute its rejection of the renewal option and all such options shall immediately terminate.

         Section 9.2 Conditions For Renewal Option. Licensor may elect to revoke said option and refuse to allow renewal only if (a) during the license period, Licensee has repeatedly and unreasonably been in material default of this

Agreement or (b) Licensee is in material default of this Agreement at the time it attempts to exercise said option or at the time the Renewal Period commences, or an event has occurred and is continuing which, with notice or the passage of time or both, would constitute a default under this Agreement.

         Section 9.3 Execution of Agreement. Upon each renewal, the parties will confirm in writing the extension of this Agreement. Alternatively, at Licensor's sole option, Licensor may require Licensee to enter into Licensor's then-current form of License Agreement. In the event Licensor so elects, following notice of exercise of Licensee's renewal option, Licensor shall provide Licensee with a copy of its then-current form of license agreement and related agreements being used by Licensor with the modifications noted below and the Licensee shall execute and deliver such Agreement to Licensor together with payment of all of Licensor's costs in connection with renewing the Agreement including, without limitation, legal fees for the preparation of documents.

                  (a) Term and Renewal. The term and renewal provisions of the agreement shall be consistent with the terms of this Agreement;

                  (b) Fee. The Licensee shall not be required to pay any initial fee stated therein, but instead shall pay Licensor's renewal costs as set forth above; and

                  (c) Survival. The renewal agreement shall be subject to any provisions of this Agreement which are intended by the parties to survive the expiration of such Agreement.

         Section 9.4 Execution of General Release. Concurrently with execution of any renewal agreement, the Licensee shall execute a general release of all claims against the Licensor and its affiliates and current and former associates, officers, directors, shareholders, employees, agents and representatives.

         Section 9.5 Equipment Replacement. The Licensee, at its sole cost and expense, shall update, repair or replace, as required by Licensor, any and all equipment and other items relating to its obligations under this Agreement to meet Licensor's then-current requirements.

         Section 9.6 Licensor's Election Not To Renew. The Licensee shall be deemed to have withdrawn its request to renew this Agreement (and its option shall thereupon terminate) if it fails to comply with each of the conditions set forth above in a timely manner or if it fails to return to the Licensor any documents required in connection with the renewal within twenty (20) days after the Licensor has delivered them to the Licensee. In the event Licensor determines that Licensee does not have the right to exercise the renewal option referred to in Section 9.1 above and Licensor is unwilling to renew the license granted by this

Agreement, Licensor shall give to Licensee, not less than one hundred eighty
(180) days prior to expiration of this Agreement, a Notice of Intention Not to Renew ("Notice"). Such Notice shall set forth the specific acts and/or omissions of Licensee which constitute the reasons under this Agreement that Licensor is unwilling to renew this Agreement for all remaining Renewal Periods. The notice period required under this Section 9.6 shall run contemporaneously with the notice period required under Section 9.1 and not consecutively. If applicable law requires that Licensor give notice to Licensee prior to the expiration of the initial term or Renewal Period, as applicable, or if applicable law requires that longer periods of notice be given than those set forth herein, this Agreement will remain in effect until the notice required by applicable law has been given.

         Section 9.7 Termination of Option. In the event Licensee fails to elect to renew this Agreement for any specific Renewal Period in accordance with Sections 9.1 and 9.2 hereof or Licensor is unwilling to permit Licensee to renew this Agreement for any particular Renewal Period pursuant to Section 9.6, Licensee shall not have the right to renew this Agreement for any subsequent Renewal Period and Licensee acknowledges that the provisions of Sections 8.4 through 8.8 shall apply.


                      ARTICLE 10. MISCELLANEOUS PROVISIONS

         Section 10.1 Force Majeure. In the event of a strike, lockout or labor controversy or the entry of any injunction or the happening of any event beyond the control of Licensor which results in the inability of Licensor to operate or to provide the services contemplated by this Agreement, there shall be no obligation on the part of Licensor to operate or to provide such services during the period when Licensor is unable to do so. Licensee hereby waives any right to claim either actual or punitive damages against Licensor as the result of Licensee's inability to operate its Transportation System or Licensor's inability to operate or provide services during such period.

         Section 10.2 Grammar. The masculine of any pronoun will include the feminine and the neuter thereof, and the singular of any noun or pronoun shall include the plural, or vice versa, wherever the context requires.

         Section 10.3 Interpretation. Upon any effective transfer or assignment of Licensee's interest in this Agreement, any and all reference herein to "Licensee" will, unless the context otherwise requires, mean and refer to such assignee. References to rights and obligations of the parties during the term of this Agreement shall also apply to any renewal term of this Agreement if the Licensee exercises its option to renew in accordance with the terms of this Agreement and in the event the Licensor does not require the Licensee to enter into its then-current form of License Agreement. References in the Agreement to actions, rights, decisions or options to be exercised in the Licensor's discretion shall mean the sole, absolute and unfettered discretion of the Licensor.

         Section 10.4 Section Headings. Section headings are for convenience of reference only and should not be construed as part of this Agreement nor should they limit or define the meaning of any provision herein.

         Section 10.5 Remedies Cumulative. All rights and remedies conferred upon either party by this Agreement and by law are cumulative of each other, and neither the exercise nor the failure to exercise any such right or remedy will preclude the exercise of any other such right or remedy.

         Section 10.6 Nonwaiver. No failure by either party to take action on account of any default of the other party, whether in a single instance or repeatedly, and no course of dealing of the parties in variance with the terms hereof constitutes a waiver of any such default or of the performance required of either party by this Agreement. No express waiver by either party of any provision or performance hereunder or of any default by the other party constitutes a waiver of any other or future provision, performance or default. No waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party. Licensor may in its sole discretion elect from time to time to waive obligations of Licensee under this Agreement upon such terms and conditions as Licensor may, in its sole discretion, set forth in such waiver.

         Section 10.7 Arbitration; Attorneys Fees. Except as provided in Section
8.8 above, any controversy arising out of this Agreement shall be submitted to the American Arbitration Association at its offices in Phoenix, Arizona, Los Angeles, California, or such other location as Licensor may designate, for arbitration in accordance with its commercial rules and procedures which are in effect at the time the arbitration is filed. The prevailing party in such arbitration or in any legal proceeding will be entitled to recover as an element of such party's cost of arbitration, suit or proceeding, and not as damages, reasonable attorneys' fees to be fixed by the arbitrator or by the court. No sum for attorneys' fees will be counted and calculated in the amount of judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

         Section 10.8 Invalidity and Severability. If any provision of this Agreement is determined to be invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall be deemed modified to the extent necessary to render the same valid, or as not applicable to the given circumstances, or to be exercised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be, it being the stated intention of the

Parties that had they known of such invalidity or unenforceability at the time of entering into this Agreement, they would have nevertheless contracted upon the terms contained herein, either excluding such provisions, or including such provisions only to the maximum scope and application permitted by law, as the case may be. In the event such total or partial invalidity or unenforceability of any provision of this Agreement exists only with respect to the laws of a particular jurisdiction, this Section will operate upon such provision only to the extent that the laws of such jurisdiction are applicable to such provision.

         Section 10.9 Notices. Any notice or demand given or made pursuant to the terms of this Agreement will be made in writing and delivered by personal service, facsimile, telegram, telecopy, or first class, registered or certified mail (postage prepaid) to such address as may be designated from time to time by the relevant party, and which will initially be as set forth as follows:

                  (a)      If given to Licensor:

                           SuperShuttle Franchise Corporation
                           4610 South 35th Street
                           Phoenix, Arizona 85040
                           Telephone:  (602) 232-2200
                           Facsimile:  (602) 243-6446
                           Attention:
                                     ------------------------
                  (b) If given to Licensee:

                           ------------------------------------
                           ------------------------------------
                           ------------------------------------
                           ------------------------------------
                           Telephone:
                           ------------------------------------
                           Facsimile:
                           ------------------------------------
                           Attention:
                           ------------------------------------

Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

         Section 10.10 Entire Agreement. This Agreement, any documents executed contemporaneously herewith which expressly reference this Agreement and any documents referred to herein constitute and contain the entire Agreement and understanding of the parties with respect to the subject matter hereof. There are no representations, undertakings, agreements, terms, or conditions not contained or referred to herein. This Agreement supersedes and extinguishes any prior written agreement between the parties or any of them relating to the subject matter hereof, provided that it shall not abrogate, impair, release or extinguish any debt, obligation or liability otherwise existing between the parties. This Agreement may not be modified or amended except by a written amendment executed by both parties.

         Section 10.11 Binding Effect. This Agreement will be binding upon and subject to Article 7 hereof, will inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

         Section 10.12 Controlling Law. This Agreement, including all matters relating to the validity, construction, performance, and enforcement thereof, shall be governed by the laws of California without giving effect to its provision regarding choice of laws.

         Section 10.13 Relationship of Parties.

                  (a) Nothing herein contained shall be deemed or construed to create the relationship of principal and agent, partnership, joint venture or employment, or a fiduciary relationship, and the Licensee shall not hold itself out as an agent, legal representative, partner, subsidiary, joint venturer, servant or employee of Licensor or any affiliate or licensee of Licensor. With respect to all matters pertaining to the operation of the business conducted hereunder, the Licensee is, and shall be, an independent contractor. Neither Licensor nor the Licensee has the right to bind or obligate the other to any obligations or debts.

                  (b) It is acknowledged that the Licensee is the independent owner of its business, shall be in full control thereof, and shall conduct such business in accordance with its own judgment and discretion, subject only to the provisions of this Agreement. Licensee shall employ a sufficient workforce of employees to operate the Transportation System. All drivers shall be employed by Licensee and shall be under Licensee's full and direct control. Licensor shall neither regulate nor be responsible for the hiring or firing of the Licensee's agents or employees or for the Licensee's contracts, except to the extent necessary to protect the SuperShuttle system as provided in this Agreement. The Licensee shall conspicuously identify itself as the independent owner of its business and as a licensee of the Licensor. No party hereto shall be obligated by, or have any liability for, any agreements, representations or warranties made by the others nor shall the Licensor be liable for any damages to any person or property, directly or indirectly, arising out of the operation of the Licensee's business, whether caused by the Licensee's negligent or willful action or failure to act. The Licensor shall have no liability for any sale, use, excise, income, property or other tax levied upon the business conducted by the Licensee or in connection with the services performed or business conducted by it or any expenses incurred by it.

         Section 10.14 Licensor Succession. In the event the Agreement pursuant to which Licensor has the right to license Licensee is terminated for any reason, then SuperShuttle or its nominee shall forthwith succeed to all of the rights and assume all of the obligations of the Licensor under this Agreement.

           Section 10.15 Partnership and Corporate Licensees.

                  (a) If Licensee is a partnership, Licensee shall deliver to Licensor a copy of its current partnership agreement prior to the execution of this Agreement. Thereafter, Licensee shall deliver to Licensor copies of all restated partnership agreements and any amendments to the partnership agreement marked to indicate changes since the date of the partnership agreement previously delivered to Licensor. If Licensee is a corporation, Licensee shall deliver to Licensor a copy of its articles of incorporation, or other charter documents and all amendments thereto, and a copy of its current bylaws, prior to the execution of this Agreement. Thereafter, Licensee shall deliver to Licensor copies of all subsequent amendments to its articles of incorporation or other charter documents and its current bylaws, marked to indicate changes since the date of the articles, bylaws or other charter documents previously delivered to Licensor.

                  (b) If Licensee is a corporation, partnership or other entity, Exhibit "D" shall be completed and delivered together with this License Agreement. Licensee shall notify Licensor in writing within ten (10) days of any change in the information contained in Exhibit "D".

                  (c) If Licensee is a corporation, it shall maintain stop transfer instructions against the transfer on its records of any securities subject to the restrictions against transfer set forth in this Agreement, and Licensee shall issue no additional securities unless the following legend appears conspicuously on the face of the stock certificate evidencing the issuance thereof:

                           "The transfer of the shares represented by this stock certificate is subject to the terms and conditions of the License Agreement entered into with SuperShuttle
                           Franchise Corporation dated        , 19 _, a copy of
                           which is on file with the Secretary of this corporation."

         Section 10.16 Approvals, Consents and Guaranties,

                  (a) If Licensee is a corporation, a partnership or other entity, Licensor shall not be bound unless all shareholders, general partners or members have read and approved this Agreement and further agree that any restriction applicable to the corporation, partnership or other entity shall also apply to them individually and collectively (including limitations on their ability to transfer their interests in the Licensee) and further agree, if Licensor so requires, to personally, jointly and severalty, guarantee the performance of Licensee under the terms of this Agreement by executing the form of guaranty set forth in Exhibit "E" attached hereto.

                  (b) Licensee's spouse or the spouse of a shareholder, a partner or a member of a Licensee which is a corporation, partnership or other entity shall execute a spousal consent in the form attached hereto as Exhibit "F".

         Section 10.17 Time of the Essence. Time is of the essence in each and every one of the provisions of this Agreement.



                          ARTICLE 11. ACKNOWLEDGEMENTS.

        THE LICENSEE ACKNOWLEDGES AND REPRESENTS THE FOLLOWING TO LICENSOR TO INDUCE IT TO ENTER THIS AGREEMENT, AS FOLLOWS:

         Section 11.1 Documents. IT HAS READ THIS AGREEMENT AND THE SUPERSHUTTLE UNIFORM FRANCHISE OFFERING CIRCULAR AND ALL OTHER RELATED AGREEMENTS AND DOCUMENTS AND UNDERSTANDS AND ACCEPTS THE TERMS, CONDITIONS, AND COVENANTS CONTAINED IN THIS AGREEMENT AS BEING REASONABLY NECESSARY TO MAINTAIN THE SYSTEM'S HIGH STANDARDS OF QUALITY AND SERVICE AND THE UNIFORMITY OF THOSE HIGH STANDARDS BY ALL SUPERSHUTTLE LICENSEES IN ORDER TO PROTECT AND PRESERVE THE GOODWILL OF THE PROPRIETARY MARKS AND INDICIA.

         Section 11.2 Risks. THE LICENSEE ACKNOWLEDGES THAT IT HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE BUSINESS CONTEMPLATED BY THIS AGREEMENT AND RECOGNIZES THAT IT INVOLVES BUSINESS RISKS, AND THAT MAKING A SUCCESS OF THE VENTURE IS LARGELY DEPENDENT UPON THE BUSINESS ABILITIES OF THE LICENSEE. LICENSOR EXPRESSLY DISCLAIMS THE MAKING OF, AND THE LICENSEE ACKNOWLEDGES THAT IT HAS NOT RECEIVED NOR RELIED UPON ANY REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, AS TO THE POTENTIAL VOLUME, PROFITS OR SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT. THE LICENSEE IS ENTERING INTO THIS AGREEMENT AS A RESULT OF ITS OWN INDEPENDENT INVESTIGATION AND NOT AS A RESULT OF ANY REPRESENTATION OF LICENSOR, ITS AGENTS, OFFICERS OR EMPLOYEES NOT CONTAINED IN ANY OFFERING CIRCULAR, DISCLOSURE DOCUMENT OR OTHER SIMILAR DOCUMENT. NO BROKER, SALESPERSON, REPRESENTATIVE OR OTHER PERSON HAS THE AUTHORITY TO BIND OR OBLIGATE LICENSOR IN ANY WAY EXCEPT AN AUTHORIZED OFFICER AT THE PRINCIPAL OFFICE OF LICENSOR AND BY AN INSTRUMENT IN WRITING. THE LICENSEE UNDERSTANDS AND ASSUMES THE BUSINESS RISKS INHERENT IN THIS ENTERPRISE.

         Section 11.3 No Other Representations, THE LICENSEE HEREBY EXPRESSLY WARRANTS THAT IT HAS NO KNOWLEDGE OF ANY REPRESENTATION BY LICENSOR OR ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS OR SERVANTS, OR ANY BROKER OR SALESPERSON ABOUT THE BUSINESS CONTEMPLATED BY THIS AGREEMENT THAT IS CONTRARY TO THE TERMS OF THIS AGREEMENT, THE OFFERING CIRCULAR OR THE DOCUMENTS RELATED HERETO. THE LICENSEE REPRESENTS TO LICENSOR, AS AN INDUCEMENT TO ITS ENTRY INTO THIS AGREEMENT, THAT THE LICENSEE HAS MADE NO MISREPRESENTATIONS IN OBTAINING THIS AGREEMENT.

         Section 11.4 Advisors. THE LICENSEE ACKNOWLEDGES THAT IT HAS RECEIVED, READ AND UNDERSTANDS THIS AGREEMENT, THE ATTACHMENTS HERETO AND ALL DISCLOSURE DOCUMENTS DELIVERED IN CONNECTION HEREWITH, THAT THE LICENSEE HAS HAD AMPLE TIME AND OPPORTUNITY TO REVIEW SUCH DOCUMENTS WITH ITS OWN LEGAL COUNSEL AND OTHER ADVISORS OF ITS OWN CHOOSING AND TO CONSULT WITH THEM ABOUT THE POTENTIAL BENEFITS AND RISKS OF ENTERING INTO THIS AGREEMENT, AND THAT LICENSOR OR ITS REPRESENTATIVE HAS FULLY AND ADEQUATELY EXPLAINED THE PROVISIONS OF SUCH DOCUMENTS TO THE SATISFACTION OF THE LICENSEE.

         Section 11.5 Non-Uniformity. THE LICENSEE IS AWARE OF THE FACT THAT SOME PRESENT OR FUTURE LICENSEES OF LICENSOR MAY OPERATE UNDER DIFFERENT FORMS OF AGREEMENTS, AND CONSEQUENTLY, THAT LICENSOR'S OBLIGATIONS AND RIGHTS IN RESPECT TO ITS VARIOUS LICENSEES MAY DIFFER MATERIALLY.

         Section 11.6 Representatives. IN ALL OF THEIR DEALINGS WITH THE LICENSEE, THE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, SALES PERSONNEL, AGENTS AND REPRESENTATIVES OF LICENSOR ACT ONLY IN A REPRESENTATIVE CAPACITY, NOT IN AN INDIVIDUAL CAPACITY, AND THIS AGREEMENT, AND ALL BUSINESS DEALINGS BETWEEN THE LICENSEE AND SUCH INDIVIDUALS AS A RESULT OF THIS AGREEMENT, ARE SOLELY BETWEEN THE LICENSEE AND LICENSOR.

         Section 11.7 0perating Authority. LICENSEE UNDERSTANDS AND ACKNOWLEDGES THAT IN ORDER TO OPERATE THE TRANSPORTATION SYSTEM, LICENSEE MUST OBTAIN CERTAIN PERMITS, REGISTRATIONS AND COMPLY WITH THE REGULATIONS FOR DOING SO. THIS MAY INCLUDE REGULATION BY FEDERAL, STATE AND LOCAL AUTHORITIES, AS WELL AS REGULATION BY THE AIRPORT(S) AT WHICH LICENSEE WILL CONDUCT OPERATIONS. LICENSEE SPECIFICALLY REPRESENTS AND WARRANTS TO LICENSOR THAT IT HAS SUCH OPERATING AUTHORITY OR IS FULLY FAMILIAR WIT THE PROCESS OF OBTAINING SUCH AUTHORITY. FURTHER,LICENSEE

UNDERSTANDS AND AGREES TO COMMENCE FULL OPERATION OF ITS TRANSPORTATION SYSTEM UNDER THIS AGREEMENT NO LATER THAN ONE HUNDRED TWENTY (120) DAYS AFTER SIGNING THIS AGREEMENT. IF LICENSEE DOES NOT DO SO, THIS AGREEMENT WILL TERMINATE AND LICENSOR WILL RETAIN ALL AMOUNTS PAID BY LICENSEE. LICENSEE EXPRESSLY ASSUMES ANY AND ALL RISK OF FAILING TO OBTAIN ALL NECESSARY OPERATING AUTHORITY AND FAILING TO COMMENCE OPERATIONS WITHIN THE TIME REQUIRED, AND THE CONSEQUENCES OF FAILING TO DO SO.

         Executed at__________________________,_________________________, on the
day and year first above written.


LICENSOR:                                  LICENSEE:

SUPERSHUTTLE FRANCHISE                     (IF LICENSEE IS AN INDIVIDUAL. PLEASE
CORPORATION                                COMPLETE THIS SECTION)

                                           ____________________________________
                                           (PRINT NAME OF INDIVIDUAL)
By:____________________________
                                           ____________________________________
Its:___________________________            (SIGNATURE)

                                           (IF LICENSEE IS A CORPORATION, PLEASE
                                            COMPLETE THIS SECTION)

                                            ___________________________________
                                           (PRINT NAME OF CORPORATION)

                                            By:________________________________
                                                 (SIGNATURE)

                                               ________________________________
                                                 (PRINT NAME)

                                            Title:_____________________________




                        (Signatures continued on page 41)



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